UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: May 18, 2015

NovaBay Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33678	68-0454536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5980 Horton Street, Suite 550, Emeryville, CA 94608

(Address of Principal Executive Offices) (Zip Code)

(510) 899-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 18, 2015, NovaBay Pharmaceuticals, Inc. (the “Company”) entered into a definitive securities purchase agreement (the “Purchase Agreement”) with certain purchasers identified on the signature pages thereto (the “Purchasers”), pursuant to which the Company agreed to issue and sell to the Purchasers, subject to customary closing conditions, an aggregate of 10,893,647 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and warrants with a 12-month term (the “Warrants”) to purchase up to 5,446,824 additional shares of Common Stock (the “Warrant Shares”) for an aggregate purchase price of $6,862,997.61 (the “Private Placement”). The purchase price for a share of Common Stock and related warrant is $0.63.

The Purchasers consist solely of accredited investors. The closing of the Private Placement is scheduled to occur on May 22, 2015, following the satisfaction of certain closing conditions specified in the Purchase Agreement (the “Closing Date”).

The Warrants to be issued on the Closing Date have a per share exercise price of $0.78. The Warrants will be exercisable at any time and from time to time on or after November 22, 2015, six (6) months from the date of issuance, and will continue to be exercisable for one (1) year thereafter. The exercise price is payable in cash or, under certain conditions, may be satisfied through a cashless exercise, at the option of the Warrant holder.

On May 18, 2015, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Purchasers, pursuant to which the Company agreed to file as many registration statements with the Securities and Exchange Commission (the “SEC”) as may be necessary to cover the resale of the Shares and the Warrant Shares by the Purchasers, to use its commercially reasonable efforts to have all such registration statements declared effective within the timeframes set forth in the Purchase Agreement, and to keep such registration statements effective for the terms defined therein. The Company will bear all expenses of such registration of the resale of the Shares and the Warrant Shares, pursuant to certain limitations described in the Registration Rights Agreement.

In connection with the entering into of the Purchase Agreement, the Company agreed to enter into an additional definitive securities purchase agreement (the “Preemption Purchase Agreement”) with purchasers (the “March Purchasers”) in the Company’s securities offering in March 2015 pursuant to the Pre-Emptive Rights (as defined in the Preemption Purchase Agreement) afforded to the March Purchasers in the Company’s securities offering in March 2015, and pursuant to which the Company has agreed to, in exchange for a waiver of the Pre-emptive Rights (the “Waiver”), issue to the March Purchasers (other than entities affiliated with the Company) an additional ten (10) percent of the shares of Common Stock originally purchased in the Company’s securities offering in March 2015 (for an aggregate of 635,000 additional shares herein referred to as the “Preemption Shares”). In addition, the Company, in exchange for the Waiver, agreed to extend the term of the original 15-Month Warrant (as defined in the Preemption Purchase Agreement) issued in the Company’s securities offering in March 2015 from a 15-month term to a 36-month term.

The Purchase Agreement and the Preemption Purchase Agreement contain customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Purchasers, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and other obligations of the parties. The representations, warranties and covenants contained in the Purchase Agreement and the Preemption Purchase Agreement: were made only for purposes of such Purchase Agreement and the Preemption Purchase Agreement; are made as of specific dates; are solely for the benefit of the parties (except as specifically set forth therein); may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Purchase Agreement and the Preemption Purchase Agreement, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties, instead of establishing matters as facts; and may be subject to standards of materiality and knowledge applicable to the contracting parties that differ from those applicable to the investors generally. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company.

The securities to be issued by the Company pursuant to the Purchase Agreement and the Preemption Purchase Agreement and upon exercise of the Warrants have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company is relying on the private placement exemption from registration provided by Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D, promulgated by the SEC, and in reliance on similar exemptions under applicable state laws. Upon completion of the transaction, a Form D filing will be made in accordance with the requirements of Regulation D.

The foregoing descriptions of the Purchase Agreement, and the Preemption Purchase Agreement, the Registration Rights Agreement, and the Warrants are only brief summaries of such agreements and documents, do not purport to be complete.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosures set forth in Item 1.01 above are incorporated herein for this Item 3.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaBay Pharmaceuticals, Inc.

By:	/s/ Thomas J. Paulson
Thomas J. Paulson
Chief Financial Officer and Treasurer

Dated: May 21, 2015